UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2007

BUNGE LIMITED
(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16625 Commission File Number	98-0231912 (IRS Employer Identification No.)

50 Main Street White Plains, New York (Address of principal executive offices)	10606 (Zip code)

(914) 684-2800 (Registrant’s telephone number, including area code)

N.A. (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2007, Bunge Limited (“Bunge”) announced that Jacqualyn A. Fouse will join Bunge as Chief Financial Officer, effective July 23, 2007 (her “hire date”). Ms. Fouse replaces Andrew J. Burke, who has served as Interim Chief Financial Officer since April 2007. Effective July 23, 2007, Mr. Burke will return full time to his role as Co-Chief Executive Officer of Bunge Global Agribusiness, which he held prior to being named interim Chief Financial Officer.

Ms. Fouse, age 46, has served as Senior Vice President, Chief Financial Officer and Corporate Strategy of Alcon, Inc., a global medical specialty company focused on eye care, since 2006. Prior to that, she served as Senior Vice President and Chief Financial Officer of Alcon since 2002.

Ms. Fouse has entered into an offer letter, which sets forth certain understandings and arrangements with respect to the employment relationship of Ms. Fouse with Bunge (the “Offer Letter”). Pursuant to the Offer Letter, Ms. Fouse will be entitled to an annual base salary of $660,000, subject to annual review. Additionally, Ms. Fouse will be eligible to receive an annual bonus under Bunge’s annual executive incentive program. Ms. Fouse’s target annual bonus will equal 75% of her base salary with a maximum upward potential of 2.5 times the target amount based on the achievement of certain individual and Bunge performance metrics. For the 2007 fiscal year, Bunge has guaranteed payment of Ms. Fouse’s target annual bonus (i.e. $495,000). Ms. Fouse will also be eligible to receive equity-based awards under Bunge’s long-term equity incentive program. The target value of these awards will be established annually by the Compensation Committee of the Board of Directors based on a competitive analysis of Bunge’s peer companies and other factors which impact Bunge’s business. Ms. Fouse will also participate in Bunge’s 401(k) and defined benefit pension plans and receive health and welfare benefits which are generally made available to Bunge’s executives.

In addition to the compensation and benefits described above, Ms. Fouse will receive the following compensation and benefits in connection with her joining Bunge:

•
five additional years of credited service for retirement and pension purposes under Bunge’s non-tax qualified retirement plans at the rate of one extra year per each of the first five years of completed service with Bunge;

•
a grant of 50,000 time-based restricted stock units of Bunge on Ms. Fouse’s hire date (the “Grant Date”) which will vest in one-third equal annual installments on each of the first three anniversaries of the Grant Date (“RSUs”);

•
a grant of 25,000 stock options on the Grant Date which will vest in one-third equal annual installments on each of the first three anniversaries of the Grant Date, will have a ten-year term and an exercise price equal to the average of the high and low trading price of Bunge's common shares on the Grant Date; and

•	a hiring bonus of $300,000 of which $150,000 is payable within 30 days of Ms. Fouse’s hire date and $150,000 is payable on the first anniversary of Ms. Fouse’s hire date.

Pursuant to the Offer Letter, in the event Ms. Fouse’s employment is terminated by Bunge without “cause” or she resigns her employment for “good reason,” she will receive the greater of (i) the standard severance benefits made available by Bunge, or (ii) a lump sum payment equal to 12 months of her then prevailing base salary plus her target annual bonus, provided, however, that if such termination or resignation occurs on or before the first anniversary of her hire date, Ms. Fouse will receive the base salary that would otherwise have been payable had she remained employed with Bunge for the period from the date of such termination or resignation through the second anniversary of her hire date and her prorated target bonus for such period. In addition, if such termination is not due to Ms. Fouse’s performance, she will also receive a prorated target annual bonus for the year in which the termination occurs.

If Ms. Fouse’s employment is terminated without “cause” or she resigns her employment for “good reason” within 12 months following a “change in control,” she will become immediately vested in all unvested RSUs granted on Ms. Fouse's hire date, and will receive a payment equal to her base salary that otherwise would have been payable had she remained employed with Bunge from the date of such termination or resignation through the second anniversary of the “change in control” plus a prorated target bonus for such period. If such termination is not due to performance, Ms. Fouse will also receive a prorated portion of her annual bonus calculated at the target level for the year in which the termination occurs.

Following the termination of Ms. Fouse’s employment, she will be bound to confidentiality and cooperation covenants. Additionally, Ms. Fouse will be prevented from soliciting employees of Bunge for 18 months following the termination of her employment.

The press release announcing Ms. Fouse’s appointment is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(a)	None

(b)	None

(c)	Exhibits

Exhibit No.	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 27, 2007

BUNGE LIMITED

By:  /s/ CARLA L. HEISS

Name: Carla L. Heiss
Title: Assistant General Counsel

EXHIBITS

Exhibit No.	Description
99.1	Press Release